Exhibit 99.1

SouthWest Water Company Completes Amendment with Banking Syndicate

LOS ANGELES--(BUSINESS WIRE)--May 29, 2009--SouthWest Water Company (NASDAQ:SWWC), a leading provider of water, wastewater and public works services, today announced that it has completed an amendment to its credit facility with its banking syndicate.

The amendment cures existing events of default in the covenants and grants the company until June 10, 2009 to file its annual report on Form 10-K for the year ended December 31, 2008 and until July 13, 2009 to file its quarterly reports on Form 10-Q for quarters ended September 30, 2008 and March 31, 2009. The amendment also clarifies the definition of certain other terms and covenant calculations in the original agreement as well as reduces the total available capacity on the line to $110 million from $150 million.

The new interest rate will be LIBOR plus 400 basis points with the opportunity to reduce the rate to LIBOR plus 300 basis points when debt to total capitalization ratio is less than 50%. The company has been paying LIBOR plus 350 under its current waiver. There is no change to the term of the loan.

The recent $60 million proceeds from the settlement of eminent domain proceedings at the company’s New Mexico utility enabled the company to pay down part of the line as well as pay-off mortgage bonds at the New Mexico utility, thus reducing total borrowing of the company. The outstanding amount on the line of credit as of May 28, 2009 was $72.4 million.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to the anticipated timing of SEC filings, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to unexpected developments discovered in the process of the expanded review of the financial statements and other factors. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
(213) 929-1846
www.swwc.com